As filed with the Securities and Exchange Commission on June 24, 2019

Securities Act File No. 333-189008 1940 Act File No. 811-22572
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒
☒ Post-Effective Amendment No. 11 and REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

☒ Amendment No. 17

Destra Multi-Alternative Fund
(Exact Name of Registrant as Specified in Charter)

444 West Lake Street, Suite 1700

Chicago, IL 60606-0070

(Address of Principal Executive Offices)

(312) 843-6161

(Registrant’s Telephone Number)

Jane Hong Shissler, Esq.

Destra Capital Advisors LLC

444 West Lake Street, Suite 1700

Chicago, IL 60606-0070

(Name and Address of Agent for Service)

Copy to:

Joshua D. Deringer, Esq.

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

215-988-2700

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE
OF THIS REGISTRATION STATEMENT.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☑

It is proposed that this filing will become effective (check appropriate box):

☐ when declared effective pursuant to paragraph section 8(c)

☐ immediately upon filing pursuant to paragraph (b)

☒ on July 1, 2019 pursuant to paragraph (b)

☐ 60 days after filing pursuant to paragraph (a)

☐ on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☒ This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 11 to the Registrant’s Registration Statement on Form N-2 (the “Registration Statement”) is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of delaying, until July 1, 2019, the effectiveness of Post-Effective Amendment No. 10 to the Registration Statement, which was filed pursuant to Rule 486(a) under the Securities Act on April 26, 2019 (the “Amendment”). Parts A, B, and C of the Amendment are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all requirements for effectiveness pursuant to Rule 486(b)(1)(iii) and has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago in the State of Illinois on the 24th day of June, 2019.

Destra Multi-Alternative Fund

By:	/s/ Robert Watson
Name: Robert Watson
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, his Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert Watson	President	June 24, 2019
Robert Watson

/s/ Derek Mullins	Treasurer	June 24, 2019
Derek Mullins

* John S. Emrich	Trustee	June 24, 2019
John S. Emrich

* Michael S. Erickson	Trustee	June 24, 2019
Michael S. Erickson

* Jeffery S. Murphy	Trustee	June 24, 2019
Jeffery S. Murphy

* Nicholas Dalmaso	Trustee	June 24, 2019
Nicholas Dalmaso

*By:	/s/ Robert Watson
Robert Watson
Attorney-In-Fact (pursuant to
Power of Attorney)